Exhibit 99.1

EXX INC

1350 East Flamingo Road

Suite 689

Las Vegas, NV 89119

EXX INC ANNOUNCES INVESTMENT IN

ALL AMERICAN SEMICONDUCTOR, INC.

Las Vegas, NV. - November 24, 2006- EXX INC (Amex EXX-A & EXX-B) today announced that it has acquired approximately 9.02% of the issued and outstanding common stock of All American Semiconductor, Inc. (Nasdaq-GM:SEMI) in open market transactions. Based on publicly available information, this investment makes EXX INC the largest shareholder of All American.

All American is recognized as the nation’s fourth largest distributor of semiconductors and the tenth largest global distributor of electronic components with operations throughout North America and in both Europe & Asia. All American’s sales for the nine months ended September 30, 2006 exceeded $350 Million.

EXX INC hopes to consult with All American’s management and Board of Directors to determine if EXX can be of assistance to All American and thereby increase shareholder value.

This press release may contain certain forward-looking statements which are covered under the safe harbor provisions of the Private Securities Legislation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company’s expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, performance of investments, and other risks. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.